Agreement

relating to

sale and purchase of 100% of the Class C shares of Tarawera Forests Limited

Maori Investments Limited

as Vendor

and

Tenon Manufacturing Limited

as Purchaser

Date

Contents

This **Agreement** is made on 20 October 2004

between (1) **Maori Investments Limited (the Vendor)**

and (2) **Tenon Manufacturing Limited (the Purchaser)**

Introduction

A. The Vendor owns 100% of the Class C shares in Tarawera Forests Limited.

B. The Vendor has agreed to sell 100% of the Class C shares in Tarawera Forests Limited to the Purchaser and the Purchaser has agreed to purchase those shares on the terms set out in this Agreement.

It is agreed

1. Interpretation

1.1 Definitions

In this Agreement, unless the context otherwise requires:

Agreement means this agreement together with the schedule;

Bank Bill Rate means the average New Zealand dollar 90 day bank bill bid rate (rounded upwards to the nearest second decimal place) as appearing at 10.45 am or as soon as practicable thereafter on page BKBM of the Reuters Screen provided that if for any reason such rate is not available then the appropriate rate will be the average of the rates for funding for a tenor of 90 days quoted to the party entitled to receive interest for the purposes of which the Bank Bill Rate is to be calculated, at or about 11.00 am on that day by three registered banks;

Business means the business carried on by the Company as at the date of this Agreement;

Business Day means a day on which registered banks are open for general banking business other than a Saturday or Sunday in Auckland;

Company means Tarawera Forests Limited;

Completion means the performance by the Vendor and the Purchaser of their respective obligations under clause 6 or, as the context may require, the time when such performance is completed;

Completion Date means 29 October 2004 or such other date as may be agreed between the Vendor and the Purchaser or, as the case may require, the date on which Completion takes place;

Conditions means the conditions precedent set out in clause 3.1;

Confidential Information means the know-how, trade secrets, technical processes, information relating to products, finances, contractual arrangements with customers or suppliers and other information relating to the Business and the Company which by its nature, or by the circumstances of its disclosure to the holder of the information, is or could reasonably be expected to be regarded as confidential;

Default Interest means interest calculated at the Bank Bill Rate plus three per cent per annum;

Land Sale Deed means the deed recording the terms of agreement for the sale by the Company to Tarawera Land Company Limited of the Property and the Improvements (as those capitalised terms are defined in the Land Sale Deed);

MIL Directors means Rae Beverley Adlam and Gavin Metal Park;

Purchase Price means the purchase price for the purchase of the Shares as provided for in clause 4.1;

Shares means 54,039 Class C shares in the Company;

Warranties means the warranties in the Schedule; and

Vendor's Solicitors means Minter Ellison Rudd Watts

1.2 Construction of certain references

In this Agreement, unless the context otherwise requires:

(a) **agreement** includes a contract, deed licence, franchise, undertaking, arrangement or understanding (in each case whether oral or written) or other document recording obligations (whether mutual or otherwise);

(b) **assets** includes the whole or any part of the relevant person's business, undertaking, property, revenues or chooses in action, in each case, present or future;

(c) **encumbrance** includes a debenture, mortgage, charge, pledge, lien, hypothecation, title retention, equitable right, deferred purchase, option, right of pre-emption, tenancy, right of occupation and any other security interest or third party right whether legal or equitable;

(d) **taxation** includes:

(i) all forms of taxation, withholding, duties, dues, imposts, levies and rates of New Zealand or elsewhere and, in particular (but without limitation), income tax, fringe benefit tax, stamp duty, goods and services tax, gift duty, customs or excise duties, regional or local taxes, municipal taxes, accident compensation levies and withholding taxes; and

(ii) all costs, charges, interest, penalties, fines and expenses, incidental and relating to or arising in connection with any such taxes, duties, dues, imposts, levies and rates or the negotiation of any settlement of any dispute as to the liability of any person for them, or any actual or threatened taxation claim or proceedings of whatever nature and wherever undertaken in connection with them.

1.3 General references

In this Agreement, unless the context otherwise requires:

(a) **Clause, schedule:**

a reference to a clause or schedule is a reference to a clause of, or schedule to, this Agreement;

(b) **Varied document:**

a reference to this Agreement or another instrument includes any variation, novation, or replacement of either of them;

(c) **Statutes:**

a reference to a statute or other law includes regulations and other instruments under it and consolidations, amendments, re-enactments or replacements of any of them (whether before or after the date of this Agreement);

(d) **Singular includes plural:**

the singular includes the plural and vice versa;

(e) **Person includes groups:**

the word person includes an individual, a body corporate, an association of persons (whether corporate or not), a trust, a state and an agency of state, in each case, whether or not having a separate legal personality;

(f) **Person includes successors:**

a reference to a person includes a reference to the person's executors, administrators, successors, substitutes (including, but not limited to, persons taking by novation) and permitted assigns;

(g) **Joint and several:**

an agreement, representation or warranty in favour of two or more persons is for the benefit of them jointly and severally;

(h) **Currency:**

a reference to $ or dollars is a reference to the lawful currency of New Zealand and, unless otherwise specified, all amounts payable by a party under this Agreement are to be paid in that currency; and

(i) **Gender:**

words importing one gender include the other genders.

1.4 Headings

Ignore headings in construing this Agreement.

2. Sale and purchase

2.1 Agreement to sell Shares

The Vendor will sell and the Purchaser will purchase legal and beneficial title to the Shares on the terms and conditions set out in this Agreement.

2.2 Condition of the Shares

The Shares will on transfer to the Purchaser be free from any encumbrances and will have the benefit of all rights attaching to them on or after the date of this Agreement.

3. Conditions

3.1 Conditions precedent

Completion of this Agreement is subject to the following having occurred:

(a) **Waivers:**

the Vendor and the Purchaser procuring any waivers or consents, whether under the

Company's constitution or otherwise, which are required to enable the Purchaser or its nominee to be registered as the holder of the Shares, each waiver or consent to be in a form acceptable to the Purchaser;

(b) **Board resolutions:**

the Vendor procuring a resolution of the board of directors of the Company (to be passed prior to the taking effect of the revocation of appointment referred to at paragraph 6.2(d)(i) below) approving for registration the transfers of the Shares to which paragraph 6.2(b) relates; and

(c) **Land Sale Agreement:**

the contemporaneous execution and delivery of the Land Sale Deed and Completion (as defined in the Land Sale Deed) occurring under the Land Sale Deed.

3.2 Benefit of Conditions

The parties acknowledge that the Conditions set out in clause 3.1 have been inserted for the benefit of both the Vendor and the Purchaser.

3.3 Fulfilment of Conditions

Each of the Vendor and the Purchaser must:

(a) **Reasonable endeavours:**

use all reasonable endeavours to procure the fulfilment of the Conditions;

(b) **Pursue applications:**

as soon as possible make all appropriate applications, diligently pursue those applications, and do all acts, matters and things within its power and control and supply all information as is reasonably necessary or convenient to satisfy the Conditions; and

(c) **Notification:**

promptly notify the other party in writing if any Condition is satisfied or cannot be satisfied.

The obligations under this clause 3.3 do not require any party to pay any money, other than customary fees and charges, provide any other consideration or incur any liability, actual or contingent, in order to satisfy the Conditions.

3.4 Non-fulfilment of Conditions

If the Conditions set out in clause 3.1 have not been fulfilled or (to the extent that they are capable of waiver) waived by the parties by 272 October 2004, or such later date as agreed in writing by the Vendor and the Purchaser, then this Agreement will terminate.

3.5 Consequences of termination

If this Agreement is terminated under clause 3.4:

(a) **No further effect:**

except as set out in paragraph 3.5(b), this Agreement has no further effect; and

(b) **No claim:**

no party is to have any claim against any other party arising under or in connection with that termination or this Agreement other than in respect of any breach of clause 14 or any breach of this Agreement occurring before termination.

4. Purchase Price

4.1 Amount

The Purchase Price for the purchase of the Shares is $12,012,424.

4.2 Core acquisition price

(a) **No capitalised interest**

The Purchase Price does not include any capitalised interest and the parties agree that the Purchase Price is the "lowest price" for the purposes of valuing property in accordance with section EH 48(3)(a) of the Income Tax Act.

(b) **Tax compliance**

The parties agree that they will compute their taxable income for the relevant period on the basis that the Purchase Price includes no capitalised interest and they will file their tax returns accordingly.

5. Pending Completion

5.1 Breach of Warranty

The Vendor undertakes with the Purchaser that:

(a) **Disclosure:**

it will disclose immediately in writing to the Purchaser any matter or circumstance which may arise or become known to it after the date of this Agreement and before Completion which does, or may constitute a breach of, or is inconsistent with, any of the Warranties; and

(c) **No breach of Warranties:**

pending Completion it will not do, or omit to do, or allow anything to be done, as a result of which any Warranty is or may be untrue, misleading or inaccurate as at Completion.

6. Completion

6.1 Time and place

Completion is to take place at 11:00 am on the Completion Date at the offices of Bell Gully, Auckland.

6.2 Vendor's obligations

At Completion the Vendor must deliver to the Purchaser the following items:

(a) **Vendor certificate:**

an unqualified certificate executed by the Vendor confirming that as at the Completion Date

no Warranty is untrue, misleading or has been breached;

(b) **Share transfers and certificates:**

registrable transfers of the Shares executed by the Vendor in favour of the Purchaser, or the Purchaser's designated nominee, together with the relevant share certificates or a certificate from one of the MIL Directors certifying that no share certificates have been issued in respect of the Shares;

(c) **Waivers:**

such waivers or consents as may be required and referred to in paragraph 3.1(a) above;

(d) **Directors:**

(i) written notice to the Company revoking the appointment of MIL Directors as directors of the Company; and

(ii) written confirmation from the MIL Directors that they are owed no money by the Company and have no claim against the Company, in a form acceptable to the Purchaser;

(e) **Releases:**

releases of all encumbrances over the Shares in a form acceptable to the Purchaser;

(f) **Board resolutions:**

the board resolutions referred to in paragraph 3.1(b) above; and

(g) **Other records:**

all such other resolutions, documents or records as may reasonably be required by the Purchaser (and notified to the Vendor) to implement this Agreement.

6.3 Payment

On the Completion Date, immediately after the Vendor has complied with clause 6.2, the Purchaser must deliver to the Vendor's Solicitors the amount of the Purchase Price.

6.4 Method of payment

All payments to be made by the Purchaser under this Agreement will be made.

(a) **Same day funds:**

on the due date in same day cleared funds in the manner specified by the Vendor to the Purchaser; and

(b) **Free and clear:**

free of any deduction, withholding, set-off, counterclaim, restrictions or conditions

7. Default

7.1 Vendor in default

If the Vendor does not fulfil the Vendor's obligations in clause 6 then, without prejudice to any other rights or remedies available to the Purchaser, the Purchaser may:

(a) **Specific performance:**

sue the Vendor for specific performance; or

(b) **Cancel:**

cancel this Agreement and sue the Vendor for damages.

7.2 Purchaser in default

If the Purchaser does not fulfil the Purchaser's obligations in clause 6 then, without prejudice to any other rights or remedies available to the Vendor, the Vendor may:

(a) **Specific performance:**

sue the Purchaser for specific performance; or

(b) **Cancel:**

cancel this Agreement and sue the Purchaser for damages.

7.3 Default Interest

If any party does not pay any sum payable by it under this Agreement as and when due and in the manner provided in this Agreement, it must pay Default Interest on that unpaid sum. Default Interest is to accrue on any unpaid sum from day to day from the due date to the date of actual payment, both before and after judgment. Interest on overdue payments is to be capitalised monthly. The demand for or the payment of Default Interest is not in substitution for, or to the exclusion of, any rights or remedies otherwise available to a party under this Agreement.

8. Warranties

8.1 Vendor's representations

The Vendor represents and warrants to the Purchaser in the terms of the Warranties in the knowledge that the Purchaser is entitled to rely on the truth of the statements contained in the Warranties.

8.2 Warranties repeated

Each of the Warranties is to be repeated continuously from the date of this Agreement until Completion, and remain in effect by reference to the facts and circumstances then existing.

8.3 Warranties qualified

Each of the Warranties is given subject to any thing done, or omitted to be done, either under any express provision of this Agreement or after the date of this Agreement at the request in writing, or with the prior written approval, of the Purchaser but is subject to no other qualification.

8.4 Reduction of Purchase Price

Any monetary compensation received by the Purchaser as a result of any breach by the Vendor of any Warranty is to be in reduction and refund of the Purchase Price.

8.5 Indemnity

The Vendor must indemnify and keep indemnified the Purchaser against any loss, damage, cost or expense (including legal or other costs associated with the enforcement of this Agreement) suffered or incurred by the Purchaser arising directly or indirectly from the breach of any Warranty or other provision of this Agreement (**Stipulation**) such loss, damage, cost and expense to include (without limitation):

(a) **Cost of restoration:**

any cost of correcting or restoring the subject matter to the warranted or covenanted state or condition; and

(b) **Difference in value:**

any difference in value between the actual value of the subject matter of any Stipulation on the Completion Date and the value it would have had if the relevant Stipulation were true and accurate or had otherwise been complied with.

The loss, damage, cost or expense is to be determined without taking account of any increase in the value of the Shares arising from any offsetting factor. The indemnity contained in this clause 8.5 is (for the purposes of the Contracts (Privity) Act 1982) intended to create a benefit in favour of and be enforceable by the Purchaser.

8.6 Cancellation

If, pending Completion:

(a) **Breaches obligations:**

the Vendor fails to perform any of the Vendor's material obligations under this Agreement; or

(b) **Breaches Warranties:**

any circumstances exist or arise which have the effect of making any of the Warranties materially incorrect or untrue,

the Purchaser may, at the Purchaser's absolute discretion, give the Vendor notice cancelling this Agreement at any time prior to Completion. This right of cancellation is in addition to, and not limited by, any other rights or remedies of the Purchaser against the Vendor. If the Purchaser does not exercise its rights under this clause its other rights and remedies under this Agreement or at law are not to be prejudiced.

Any notice given under this clause 8.6 is to be effective as against the Vendor if given to the Vendor's Solicitors.

8.7 Truth of the Warranties

The Vendor acknowledges that the Vendor and the Purchaser have agreed that:

(a) **Truth of Warranties:**

the truth of the statements contained in the Warranties; and

(b) **Fulfilment of obligations:**

the fulfilment by the Vendor of all of its obligations under this Agreement,

are essential to the Purchaser.

9. Capacity

The Purchaser warrants:

(a) **Corporate power:**

the Purchaser has the necessary corporate power to enter into and perform its obligations under this Agreement;

(b) **Valid execution:**

the execution and delivery of this Agreement by the Purchaser and the performance by the Purchaser of its obligations under this Agreement:

(i) have been validly authorised by all necessary action on its part;

(ii) do not contravene any law binding on it;

(iii) do not contravene its constitution;

(iv) do not contravene the provisions of or constitute a default under any other agreement to which it is a party or by which any of its assets is bound; and

(c) **Binding obligations:**

this Agreement constitutes legal, valid and binding obligations, enforceable against the Purchaser in accordance with its terms (except as such enforceability may be limited by equitable principles or by bankruptcy, moratorium, insolvency, reorganisation, liquidation or other laws affecting creditors' rights).

10. Expenses

Whether or not any of the transactions contemplated by this Agreement are completed, each of the parties is to (unless otherwise specified in this Agreement) bear its own legal and accountancy costs and other expenses of and incidental to the preparation, execution and Completion of this Agreement.

11. Delay

11.1 Time of essence

Time is of the essence in the performance by the parties of their obligations under this Agreement.

11.2 Exercise of rights and waivers

No delay, grant of time, release, compromise, forbearance (whether partial or otherwise) or other indulgence by one party in respect of any breach of the other party's obligations under this Agreement is to:

(a) **Operate as waiver:**

operate as a waiver of or prevent the subsequent enforcement of that obligation; or

(b) **Not relevant for other breaches:**

be deemed a delay, grant of time, release, compromise, forbearance (whether partial or

otherwise) or other indulgence in respect of, or a waiver of, any subsequent or other breach.

No waiver by the Vendor or the Purchaser of its rights under this Agreement will be effective unless it is in writing and signed by the Vendor or the Purchaser (as the case may be).

12. Further assurances

Each party must sign, execute and do all deeds, schedules, acts, documents and things as may reasonably be required by any other party effectively to carry out and give effect to the terms and intentions of this Agreement, whether before or after Completion.

13. Non merger

The obligations, warranties, undertakings and indemnities undertaken or given pursuant to this Agreement, to the extent not already performed at Completion, are not to merge on Completion, or on the execution or delivery of any document, pursuant to this Agreement, but are to remain enforceable to the fullest extent and notwithstanding any rule of law to the contrary.

14. Confidentiality and announcements

14.1 Business information

Each party covenants with the other party that it will, both before and after Completion: not use or disclose to any person any Confidential Information it has or acquires and will make every effort, including issuing legal proceedings, to prevent the use or disclosure of Confidential Information by any person.

14.2 Negotiations

Each party must keep this Agreement and its terms, and any confidential information about the other party to this Agreement which was obtained during the course of negotiations relating to this Agreement, confidential and no party is to make any public disclosure or announcement of this Agreement or its terms without the prior written consent of the other party.

14.3 Exceptions

The obligations contained in clauses 14.1 and 14.2 do not apply:

(a) **Requirements of law or stock exchange:**

to the extent required by law or by the listing requirements of any relevant stock exchange; or

(b) **Fulfil the Conditions:**

to the extent reasonably required by a party to fulfil the Conditions; or

(c) **Public domain:**

to the extent that such information is already in the public domain.

The parties are to consult with each other and use reasonable endeavours to agree on the form and timing of any public announcements or disclosure referred to in this clause.

15. Entire agreement

This Agreement:

(a) **Entire understanding:**

constitutes the entire understanding and agreement of the parties relating to the sale and purchase of the Shares; and

(b) **Supersedes prior agreements:**

supersedes and extinguishes all prior agreements and understandings between the parties relating to that sale and purchase.

16. Assignment

16.1 Successors

This Agreement is to be binding on and ensure for the benefit of the parties and their respective successors and permitted assignees or transferees.

16.2 No Assignment

No party may assign or transfer any of its rights or obligations under this Agreement except with the prior written consent of the other party.

17. Notices

17.1 Form of notice

Each notice or other communication under this Agreement is to be in writing, is to be made by facsimile, personal delivery or by post to the addressee at the facsimile number or address, and is to be marked for the attention of the person or office holder (if any), from time to time designated for the purpose by the addressee to the other parties. The initial facsimile number, address and relevant person or office holder of each party is set out under its name at the end of this Agreement.

17.2 Notice effective

No communication is to be effective until received. A communication is to be deemed to be received by the addressee:

(a) **Facsimile:**

in the case of a facsimile, on the Business Day on which it is sent or, if sent after 5 pm (in the place of receipt) on a Business Day or, if sent on a non-Business Day, on the next Business Day after the date of sending;

(b) **Personal delivery:**

in the case of personal delivery, when delivered; and

(c) **Post:**

in the case of a letter, on the third Business Day after posting by fastpost or by airmail

18. Amendments

No amendment to this Agreement is to be effective unless it is in writing and signed by all the parties.

19. Counterparts

19.1 Number of counterparts

This Agreement may be executed in any number of counterparts each of which is to be deemed an original, but all of which together are to constitute a single instrument.

19.2 Any counterpart may be executed

A party may enter into this Agreement by executing any counterpart.

19.3 Facsimile exchange

This Agreement may be executed on the basis of an exchange of facsimile copies and execution of this Agreement by such means is to be a valid and sufficient execution.

20. Governing law

20.1 New Zealand law

This Agreement is to be governed by and construed by the laws of New Zealand.

20.2 Submission to jurisdiction

Each of the parties irrevocably and unconditionally agrees that the New Zealand courts have jurisdiction to hear and determine each suit, action or proceeding (**Proceedings**), and to settle disputes, which may arise out of or in connection with this Agreement and for those purposes irrevocably submits to the jurisdiction of the New Zealand courts.

20.3 Non-exclusive jurisdiction

The submission to jurisdiction in clause 20.2 does not (and is not to be construed to) limit the rights of a party to take Proceedings against any of the other parties in another court of competent jurisdiction, nor is the taking of Proceedings in one or more jurisdictions to preclude the taking of Proceedings in another jurisdiction, whether concurrently or not.

Execution

Executed as an agreement

SIGNED by Maori Investments Limited)

Director

Print Name Roe Beverley Allan

In the presence of:

Witness

Print Name THOMAS KEITH CASS

Occupation C.E.O.

Address

Address of Maori Investments Limited

Address	1 Jellicoe Ct Kawerau	**Facsimile**	(07) 323 8146
Attention	Tom Cass	**Telephone**	(07) 323 8146

SIGNED by Tenon Manufacturing Limited)

Director

Brett Allan Cruickshank
Director

Print Name

Director

Print Name Paul Gillard

Address of Tenon Manufacturing Limited

Address	8 Rockridge Avenue Penrose Auckland	**Facsimile**	(09) 571 9872
Attention	Paul Gillard	**Telephone**	(09) 571 9846

Schedule: Warranties

1. The Shares

1.1 Title

The Vendor has legal and beneficial title to the Shares free of encumbrances.

1.2 Power

The Vendor has the right and power to sell the Shares on the terms set out in this Agreement.

1.3 Fully paid

The Shares are fully paid and no money is owing in respect of them.

1.4 No other shares or rights

The Shares comprise 10.8% of the issued shares, and all the issued Class C shares, in the capital of the Company. There are no outstanding options to subscribe for equity capital or loan capital in the Company and no person has any right to call for the issue, or the transfer by the Vendor, of equity capital or loan capital in the Company at any time.

2. Due Authority/Valid Agreement

2.1 Corporate power

The Vendor has the necessary corporate power to enter into and perform its obligations under this Agreement.

2.2 Valid execution

The execution and delivery of this Agreement by the Vendor and the performance by the Vendor of its obligations under this Agreement:

(a) have been validly authorised by all necessary action on its part;

(b) do not contravene any law binding on it;

(c) do not contravene its constitution; and

(d) do not contravene the provisions of or constitute a default under any other agreement to which it is a party or by which any of its assets is bound.

2.3 Binding obligations

This Agreement constitutes legal, valid and binding obligations, enforceable against the Vendor in accordance with its terms (except as such enforceability may be limited by equitable principles or by bankruptcy, moratorium, insolvency, reorganisation, liquidation or other laws affecting creditors' rights).